UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

June 22, 2017

Date of Report (Date of earliest event reported)

BALLANTYNE STRONG, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13906	47-0587703
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File No.)	Identification Number)

11422 Miracle Hills Drive, Suite 300
Omaha, Nebraska	68154
(Address of principal executive offices)	(Zip Code)

(402) 453-4444

(Registrant’s telephone number including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01	Entry into a Material Definitive Agreement.

Convergent Media Systems Corporation (“Convergent”), a wholly-owned subsidiary of Ballantyne Strong, Inc. (“Ballantyne”), has entered into a Master Equipment Lease Agreement (the “Master Lease”) with Huntington Technology Finance, Inc. (“Huntington”) for the purpose of leasing certain taxi cab vehicle top displays and other related equipment from Huntington that Convergent intends to use to provide digital signage as a service to a customer beginning in the third quarter of 2017. Convergent’s obligations under the Master Lease are guaranteed by Ballantyne and are secured by the grant of a first priority security interest in the equipment leased under the Master Lease and any rights or property related thereto.

The Master Lease contains customary indemnification and termination provisions, including the right to purchase all of the leased equipment “as is” for fair market value at the end of the lease term. In addition, the Master Lease contains customary default provisions, including payment defaults, breaches of covenants and/or certain representations and warranties, guarantor defaults, bankruptcy or insolvency proceedings and other events of default customary for this type of transaction. The Master Lease also contains remedies for such events of default, including termination of the Master Lease, the discontinuation of the use of any leased equipment, the acceleration of the rental payments under the Master Lease and other remedies customary for this type of transaction.

In connection with the Master Lease, effective June 22, 2017, Convergent and Huntington entered into a Progress Payment Note and Reimbursement Agreement (the “Note Agreement”) to facilitate the purchase of certain equipment to be leased by Convergent under the Master Lease. The total purchase price for the equipment is approximately $5.6 million. Huntington made a progress payment of $2.5 million to the seller of the equipment on June 26, 2017, which represents the principal amount under the Note Agreement. The principal balance under the Note Agreement bears interest at the rate of 3 1/4% per annum, calculated on the basis of a 360-day year comprising twelve 30-day months, and any unpaid interest is due on demand. The principal balance under the Note Agreement will be considered repaid when Huntington pays the remaining balance of the purchase price to the seller and Convergent and Huntington execute a lease for the equipment under the Master Lease, and thereafter Convergent’s obligations to make payments to Huntington for the lease of the equipment shall be governed by the Master Lease. Any outstanding principal balance on the Note Agreement not considered repaid on or before August 31, 2017 will become due and payable on demand. In addition, the principal balance and all unpaid accrued interest, if any, will be accelerated and become due and payable in full upon the occurrence of an event of default, including payment defaults, a default under the Master Lease or a schedule entered into thereunder, a guarantor default and other customary events of default. Convergent may prepay the amounts outstanding under the Note Agreement at any time without penalty or premium.

The foregoing description is qualified in its entirety by reference to the Master Lease and the Note Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The information required by Item 2.03 is included in Item 1.01 above and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Master Lease Agreement between Huntington Technology Finance, Inc. and Convergent Media Systems Corporation.

10.2	Progress Payment Note and Reimbursement Agreement between Convergent Media Systems Corporation and Huntington Technology Finance, Inc., effective as of June 22, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLANTYNE STRONG, INC.

By:	/s/ Lance V. Schulz
Lance V. Schulz
Senior Vice President, Chief Financial Officer

Date: June 27, 2017

Exhibit Index

Exhibit No.	Description

10.1	Master Lease Agreement between Huntington Technology Finance, Inc. and Convergent Media Systems Corporation.

10.2	Progress Payment Note and Reimbursement Agreement between Convergent Media Systems Corporation and Huntington Technology Finance, Inc., effective as of June 22, 2017.